EXHIBIT 3.58

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CERTAINTEED PACIFIC WINDOWS CORPORATION

FIRST:                     The name of the corporation is CertainTeed Pacific Windows Corporation (the “Corporation”).

SECOND:                The Delaware Secretary of State filed the Certificate of Incorporation on June 30, 2006.

THIRD:                   The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation to Ply Gem Pacific Windows Corporation.

FOURTH:               To accomplish the foregoing change, Article FIRST of the Certificate of Incorporation is deleted in its entirety, and the following Article is substituted in lieu thereof:

   FIRST:  The name of the corporation is "Ply Gem Pacific Windows Corporation.”

FIFTH:                    The above amendment to the Certificate of Incorporation was authorized by the written consent of the Directors of the Corporation, followed by the written consent of the sole shareholder of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SIXTH:                    This Certificate of Amendment shall be effective on September 30, 2007 at 11:59 pm Eastern Standard Time.

IN WITNESS WHEREOF, the undersigned has made and subscribed this certificate on September       , 2007.